UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 20, 2009

NPS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-23272	87-0439579
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Hills Drive, 3rd Floor

Bedminster, NJ 07921

(Address of principal executive offices)

(908) 450-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  On January 20, 2009, the Compensation Committee of the Board of Directors of NPS Pharmaceuticals, Inc. (“NPS” or the “Company”) approved the following one-time grants of service-based and performance-based options under the NPS 1998 Stock Option Plan (“1998 Plan”) to the Chief Executive Officer and certain of the Company’s 2008 Named Executive Officers:

Name	Title	Service-Based Options		Performance-Based Options	Total

Francois Nader, MD	President and Chief Executive Officer	142,500	*	231,563	374,063

Luke Beshar	Senior Vice President and Chief Financial Officer	45,000		73,125	118,125

Andrew Rackear	Senior Vice President and General Counsel	45,000		73,125	118,125

*Includes the 90,000 service-based options granted to Dr. Nader in 2009 pursuant to the terms of his employment agreement.

The service-based options vest and become exercisable 25% on the first anniversary of the date of grant and 6.25% every three months thereafter.  The performance-based options vest 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant, with the actual number of options vesting on such dates determined based on the performance of NPS common stock relative to the performance of stock comprising a selected market index.

The Compensation Committee also approved amendments to Dr. Nader’s employment agreement that (i) provided that Dr. Nader’s annual award of 90,000 options would be granted on an annual basis rather than quarterly, and (ii) were required to comply with Section 409A of the Internal Revenue Code of 1986, as amended, or to qualify for an exemption thereunder.  The full text of Dr. Nader’s amended employment agreement will be filed as an exhibit to the Company’s Form 10-Q for the quarter ended March 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NPS PHARMACEUTICALS, INC.

Date: January 26, 2009	By:	/s/ Andrew Rackear
		Name:	Andrew Rackear
		Title:	Senior Vice President and General Counsel